                        CONSENT OF INDEPENDENT ENGINEERS


     Williamson Petroleum Consultants, Inc. (Williamson) hereby consents to (i) the references to Williamson and our review entitled "Review of Oil and Gas Reserves and Associated Net Revenue to the Interests of HS Resources, Inc. in Certain Major-Value Properties in the Rocky Mountain/Gulf Coast Property Group as Prepared by HS Resources, Inc., Effective December 31, 1996, Constant Pricing Economics, Williamson Project 6.8461" in the HS Resources, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission (the Commission) on March 19, 1997, and an amendment to be filed on or about March 20, 1997, (ii) incorporation of the foregoing by reference in (a) the HS Resources, Inc. Registration Statement on Form S-4 initially filed with the Commission on January 8, 1997, and the first amendment to be filed on or about March 20, 1997,
(b) the HS Resources, Inc. Registration Statement Form S-3 initially filed with the Commission on February 5, 1997, and any amendments thereof, and (c) the HS Resources, Inc. Registration Statements on Form S-8 initially filed with the Commission on April 21, 1993 and May 5, 1995.



                                            /s/ WILLIAMSON PETROLEUM
                                            CONSULTANTS, INC.

                                            WILLIAMSON PETROLEUM CONSULTANTS,
                                            INC.

Houston, Texas
March 20, 1997